Exhibit 10.2

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

CONTRACT FOR PURCHASE AND SALE

AND ESCROW INSTRUCTIONS

THIS CONTRACT FOR PURCHASE AND SALE AND ESCROW INSTRUCTIONS (the “Agreement”) dated as of November 13, 2023 and effective as of the Effective Date (as defined below) is by and between ALSET EHOME INC., a Delaware corporation (“Seller”), and CENTURY LAND HOLDINGS OF TEXAS, LLC, a Colorado limited liability company (“Buyer”). Seller and Buyer are sometimes individually referred to herein as a “Party”, and collectively as the “Parties.”

1. PROPERTY. Seller and its affiliate 150 CCM Black Oak, Ltd. are developing approximately 187 acres of land located in the extraterritorial jurisdiction or vicinity of the City of Magnolia (the “City”), Montgomery County (the “County”), Texas (the “State”), more particularly described in Exhibit A attached hereto (the “Land”), as a residential community known as the “Lakes at Black Oak” development (the “Subdivision”). For the consideration herein expressed and upon the terms and conditions herein contained, Seller agrees to sell, and Buyer agrees to purchase, all of the approximately 63 single-family detached residential lots within the approximately 19.53 acres portion of the Subdivision to be platted as Alset Villas, each with at least dimensions of 40’ x 90’, except lots on a cul de sac (collectively, the “Alset Villas Lots”, “Lots” or the “Property”), which Lots are initially depicted by the red outlines in Exhibit A. Allset Villas may be referenced herein as a “Section”. The Property does not include, and Seller expressly retains, its right to receive reimbursement from a private utility company, a utility district or other governmental entity of costs incurred by Seller in constructing and installing infrastructure improvements for the Lots.

2. PURCHASE PRICE. The “Purchase Price” (herein so called) shall be:

a) [***] per Alset Villas Lot.

The Purchase Price will be adjusted accordingly, if the total number of Lots on the Final Plat (as hereinafter defined) of a Section increases or decreases prior to the applicable Closing. The Purchase Price shall be payable at the applicable Closing in good, immediately available U.S. funds.

3. DEPOSIT. Within five (5) business days after the Effective Date (as hereinafter defined), Buyer shall deliver to First American Title Company (the “Title Company”), the amount of [***] to be held by the Title Company as the earnest money deposit (the “Initial Earnest Money”).

3.1 Within five (5) business days after the expiration of the Inspection Period (as hereinafter defined), Buyer will deposit with the Title Company the additional sum of [***] (the “Additional Earnest Money”). The term “Earnest Money” as used herein means the Initial Earnest Money and the Additional Earnest Money, if applicable. Until the date that a Party is entitled to receive the Earnest Money pursuant to the terms hereof, the Title Company will hold the Earnest Money in a federally insured interest-bearing account and the Earnest Money shall include all interest earned thereon. The Title Company shall immediately deliver [***]of the Initial Earnest Money to the Seller as independent consideration for this Agreement (the “Independent Consideration”).

3.2 Application of Earnest Money. At each Closing, a portion of the Earnest Money equal to [***], shall be applied as a credit against the Purchase Price of each Lot then being purchased. If this Agreement is terminated prior to the purchase of all of the Lots, the Earnest Money will be delivered to Seller or Buyer as provided in this Agreement.

4. CLOSING. Provided the Inspection Period has expired and all of the Buyer’s Conditions Precedent (as hereinafter defined) have been satisfied or, if not satisfied, waived by Buyer in writing, Buyer agrees to purchase the Lots according to the following schedule:

4.1 Closing Date. Buyer agrees to purchase the Alset Villas Lots fifteen (15) days after the Alset Villas Completion Date (as hereinafter defined) for the Alset Villas Lots (the “Closing Date”).

4.2 As used herein, “Closing” means the act of conveying title to one or more of the Lots to Buyer concurrently with the delivery of the Purchase Price for such Lots to Seller. Closing shall be held at the office of the Title Company, unless otherwise designated by Seller and Buyer.

4.3 Adjustment of Closing Date. Notwithstanding anything herein to the contrary, in the event that a Closing Date set forth herein (i) falls on a Friday or the last day of the month of the last week of a calendar quarter such Closing Date will automatically be extended and rescheduled to the next business day, or (ii) falls after December 15th and before December 31st, such Closing Date will automatically be extended and rescheduled to January 10th of the following year.

5. BUYER’S REVIEW OF PROPERTY.

5.1 Information. Prior to the execution of this Agreement, Seller has provided to Buyer, at no cost to Buyer, copies of the following documentary materials to the extent the same are in the possession or control of Seller: (i) all existing surveys, plats, plans, studies, reports and permits for the Property including, but not limited to, environmental site assessments and studies, endangered species reports, geotechnical, soils, drainage, wetlands and floodplain reports, architectural and as-built plans and specifications for any existing buildings or utilities on the Property, engineering, landscaping, development, subdivision and other improvement plans and other construction documents and building, zoning and other permits (collectively, the “Existing Reports”); (ii) any leases or licenses or leasing or licensing agreements for the Property; (iii) information pertaining to any threatened, pending or current litigation involving any portion of the Property; (iv) any current or pending agreements that will be binding on Buyer after the applicable Closing; (v) all covenants, conditions, and restriction of any applicable homeowners’ or other associations (each, an “HOA”), including any bylaws and rules and regulations of each such HOA (collectively, the “HOA Documents”); (vi) the Development Plans (defined below); and (vii) the Completion Documents (defined below) (collectively, “Existing Documents”). Subject to the qualification in the following paragraph, Seller hereby represents and warrants that (A) the Existing Documents delivered by Seller to Buyer hereunder are complete copies of the Existing Documents in Seller’s possession or control, and (B) to Seller’s knowledge, there are no material defects, deficiencies or inaccuracies contained therein. Seller also hereby grants to Buyer an exclusive right to use the Existing Reports at all times from and after the Effective Date until the earlier to occur of the applicable Closing, or the prior termination of this Agreement. If requested by Buyer, Seller shall use commercially reasonable efforts to cause any third party to the Existing Reports to provide a reliance letter to Buyer. Any Existing Documents relating to the Property that are created after the initial delivery of Existing Documents as set forth herein, Seller shall deliver a copy of the same to Buyer within five (5) days for Buyer’s review.

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5.2 Inspection Period. Buyer shall have the right during that period of time commencing on the Effective Date, and continuing through and until 11:59 p.m. (Houston time) on December 22, 2023 (the “Inspection Period”) within which to inspect the Property, including, without limitation, conducting any feasibility, marketing or other studies, and any physical and environmental testing and any other inspections Buyer deems to be necessary or desirable, and reviewing any building and use restrictions, zoning, other governmental approvals, the Existing Documents and any other matters Buyer deems necessary or desirable to determine whether, in Buyer’s sole and subjective judgment, the Property is suitable to Buyer. Notwithstanding anything herein to the contrary, in the event that the last day of the Inspection Period falls on a Friday, the Inspection Period shall automatically be extended to 11:59 p.m. Houston time, on the next business day. Buyer shall have the right, together with its employees, representatives, agents and vendors to enter upon the Property to conduct any and all such inspections, tests and investigations of the Property as Buyer may elect in its sole discretion. If Buyer determines prior to the expiration of the Inspection Period that the Property is suitable to Buyer, Buyer may send written notice of its approval (the “Notice of Continuation”) to Seller on or before the expiration of the Inspection Period, in which case this Agreement shall continue in full force and effect. In the event that Buyer (A) fails to deliver the Notice of Continuation on or before the expiration of the Inspection Period this Agreement shall automatically terminate the day after expiration of the Inspection Period, or (B) after determining, in Buyer’s sole and absolute, subjective judgment and discretion, that the Property is not suitable to Buyer, terminates this Agreement, as provided herein, by written notice to Seller delivered prior to the expiration of the Inspection Period, this Agreement shall terminate on the earlier of the date set forth in Buyer’s termination notice or upon the expiration of the Inspection Period and, upon such termination, the Title Company shall immediately return the Earnest Money (except for the Independent Consideration) to Buyer, Buyer shall provide to Seller copies of any reports prepared by third parties for it concerning the Property, and, thereafter, the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination hereof. Seller acknowledges and agrees that a Notice of Continuation from Buyer will not be effective unless signed by any one of the following individuals: Liesel Cooper, Blake Roberts, Brian Fogarty or a licensed attorney representing Buyer. If the Property is materially altered or disturbed in any manner in connection with any of Buyer’s inspection activities under this section, Buyer shall promptly return the Property to substantially the same condition existing immediately prior to Buyer’s activities (provided, however, such obligation to restore the Property will be limited, as provided below, to only those items of damage or harm caused by Buyer or Buyer’s agents). Buyer shall also promptly pay all persons and entities that perform work by or on behalf of Buyer in connection with Buyer’s activities related to the Property and shall not permit any liens or other claims to be asserted against the Property as a result thereof, provided, however, if any liens are asserted against the Property (whether or not the same are meritorious), Buyer shall have the same removed or bonded over within no more than twenty (20) calendar days after receiving notice thereof. Buyer shall indemnify and hold harmless Seller and its respective shareholders, members, and partners, their respective officers, directors, employees, and agents, and all of their respective successors and assigns (collectively, “Seller Parties”) from and against any and all claims, liabilities, losses, costs, damages or expenses of any kind, including, without limitation, reasonable attorneys’ fees, incurred or suffered by the Seller Parties to the extent the same directly result from any of the Buyer’s activities with respect to the Property under this section. Notwithstanding anything herein to the contrary, Buyer’s restoration and/or indemnification obligations set forth herein shall not be deemed to apply to changes, claims, liabilities, losses, costs, damages or expenses to the extent arising from or relating to (1) the negligent acts, the omissions, or the willful misconduct of any of the Seller Parties or their invitees, or (2) the presence of any latent defects or Hazardous Substance (as defined below) discovered on, under or through the Property not created or negligently exacerbated by Buyer, and/or the disclosure of any such latent defects or Hazardous Substances. Buyer’s obligations under this section shall survive the Closing and termination of this Agreement.

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6. TITLE AND SURVEY.

6.1 Title Commitment and Title Policy. Within five (5) business days after the Effective Date, Seller shall, at Seller’s expense, deliver or cause to be delivered to Buyer: (i) a title commitment showing the status of record title to the Alset Villas Lots and naming Buyer as the proposed insured, in the amount of the Purchase Price (the “Original Title Commitment”); (ii) true, correct, and legible copies of any and all instruments referred to in Schedule B of the Original Title Commitment (collectively, the “Title Instruments”); and (iii) a copy of the most recent survey of the Property or of a larger tract of land that contains the Property (the “Existing Survey”) (the Original Title Commitment, Title Instruments and Existing Survey, collectively, the “Title Documents”). Not later than five (5) days prior to the applicable Closing, Seller shall cause the Original Title Commitment to be updated for the portion of the Property being purchased (the “Closing Commitment”) and delivered to Buyer. Seller shall cause the Title Company to irrevocably commit to issue to Buyer at the applicable Closing an owner’s title insurance policy on the standard Texas form substantially in the form of the Closing Commitment but with all pre-printed, standard exceptions deleted that can be deleted under Texas title insurance regulations (including, without limitation, any parties in possession or tenants in possession exceptions), other than the exception for real property taxes for the year of Closing, a lien not yet due or payable, and subject only to the Permitted Exceptions (as defined below), insuring Buyer’s title to the applicable portion of the Property in the amount of the Purchase Price (the “Owner’s Title Policy”). Seller shall pay the base premium for the Owner’s Title Policy, and Buyer shall pay the costs for any Buyer-requested endorsements, or request to modify the area and boundary exception listed as item 2 of Schedule B of the Title Commitment to read ‘shortages in area’.

6.2 Title Review and Objections. Buyer shall have until the date which is seven (7) days before the expiration of the Inspection Period to review the Title Documents and to deliver written notice to Seller (“Notice of Defect”) of each matter set forth therein which is objectionable to Buyer (each, a “Defect”). Any such Defect to which Buyer does not timely object hereunder shall be deemed a “Permitted Exception” hereunder, provided, however, that in no event shall any of the following be deemed to be a Permitted Exception under this Agreement (whether or not Buyer expressly objects to the same in a timely-delivered Notice of Defect): (i) any deeds of trust, mortgages, and any other monetary liens encumbering the Property arising by, through or under Seller or its predecessors-in-title, and any mechanic’s liens not caused by the actions of Buyer, all of which Seller agrees to satisfy and discharge at or before the applicable Closing, or (iii) any other exceptions to title arising from and after the delivery of the Title Documents, not caused by or expressly approved by Buyer in writing. If, however, a Defect not revealed in the Title Documents is shown in a subsequent update or endorsement to the Original Title Commitment, including, without limitation, the Closing Commitment, Buyer shall have until seven (7) business days after Buyer’s receipt of such update or endorsement to provide Seller with a Notice of Defect with respect thereto; and, if necessary, the applicable Closing Date shall be extended to give effect to all applicable time periods set forth in this section. If a Notice of Defect is timely given, Seller may, within five (5) days of its receipt thereof, notify Buyer in writing of those Defects, if any, contained in Buyer’s Notice of Defect which Seller agrees to cure (“Seller’s Response”). If Seller fails to timely provide Seller’s Response, Seller shall be deemed to have declined to cure any such Defects. If Seller does not agree to cure all such Defects contained in Buyer’s Notice of Defect, Buyer may elect to terminate this Agreement by written notice delivered to Seller (1) by the expiration of the Inspection Period for any Defects contained in the Original Title Commitment (but not for any Defect not revealed in the Title Documents that is shown in a subsequent update or endorsement to the Original Title Commitment, including without limitation, the Closing Commitment), and (2) for any Defect not revealed in the Title Documents that is shown in a subsequent update or endorsement to the Original Title Commitment or updated survey, including without limitation, the Closing Commitment, the later of: (A) the date that is five (5) business days after receipt of Seller’s Response or deemed response; and (B) if Seller fails to deliver Seller’s Response, then within five (5) business days after the date on which Seller’s Response was due under this section. Upon such termination, the Earnest Money (or uncredited portion) shall be immediately returned to Buyer and, thereafter, the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination. If Buyer does not give such notice of termination, Buyer shall be deemed to have waived those Defects noted in its Notice of Defect for which Seller has not agreed to cure and proceed to close as provided in this Agreement (in which event such Defects shall be deemed to be Permitted Exceptions). If Seller, however, in a Seller’s Response, agrees to cure a Defect but then fails to cure the same by the applicable Closing or is otherwise unable to convey title to the Property to Buyer at such Closing in accordance with the provisions of this Agreement, then Seller shall be in default hereof and Buyer may, at its option either (a) waive such Defect(s) in writing and proceed to close as provided in this Agreement (in which event such Defect(s) shall be deemed to be Permitted Exception(s)), or (b) exercise its rights under Section 16. So long as this Agreement remains in full force and effect, Seller shall not cause or permit any additional exceptions to title to be recorded against the Property from and after the Effective Date without Buyer’s prior written approval. Notwithstanding the foregoing, Seller shall be entitled to encumber the Property with easements within setback areas created in connection with the development of the Lots as depicted on the Plat approved by Buyer pursuant to Section 9 below that do not adversely impact the building pad on a Lot (and such easements shall be Permitted Exceptions), and purchase and/or construction loans without Buyer’s consent, provided that liens securing loans to Seller are removed at Closing.

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6.3 Title Conveyed. Seller represents and warrants to Buyer that, at as of the Effective Date and the applicable Closing, Seller has and will have good and indefeasible fee simple title to the Property. At the applicable Closing, title to the Property being purchased shall be conveyed by Seller to Buyer by special warranty deed on the form attached hereto as Exhibit D (the “Deed”), free and clear of all exceptions, liens, encumbrances, easements and restrictions except the Permitted Exceptions. Seller further represents and warrants to Buyer that prior to or concurrent with the applicable Closing, that Seller shall satisfy all requirements of the Title Company applicable to Seller as set forth in the Original Title Commitment and the Closing Commitment. Title to any personal property or fixtures shall be conveyed by a general assignment and bill of sale in substantially the same form attached hereto as Exhibit E (the “Assignment”).

6.4 New Instruments. Seller shall not record or consent to the recording of new instruments affecting the Property which are not Permitted Exceptions, including the recording of restrictive covenants (other than documents required to annex the Lots into the jurisdiction of the HOA), without Buyer’s prior written consent.

7. HOA DOCUMENTS AND APPROVAL OF HOME PLANS.

7.1. HOA Declaration. During the Inspection Period, Buyer will review the HOA Documents, including, without limitation, the declaration of covenants, conditions and restrictions (the “Declaration”), bylaws and articles of incorporation for the HOA, and the budget for the HOA, and advise Seller of any objections to the HOA Documents during the Inspection Period. If not already annexed, the Lots shall be annexed and made subject to the Declaration prior to the applicable Closing and the same shall be a condition to closing for Buyer. Buyer shall have no liability whatsoever for or to the HOA except payment of the regular assessments applicable to the Lots owned by Buyer as set forth in the Declaration. The Declaration shall provide access for the owners purchasing homes from Buyer to all recreational and amenity facilities, if any, serving any portion of the Subdivision on the same basis and at the same cost, if any, to which all other users thereof are subject. If Buyer objects to any of the HOA Documents during the Inspection Period and Buyer and Seller are unable to agree upon an amendment to the Declaration or any other HOA Document, as applicable, prior to the expiration of the Inspection Period, then Buyer’s sole remedy shall be to terminate this Agreement pursuant to Section 5 and the Earnest Money shall be returned to Buyer. As long as this Agreement is in force (and thereafter if Buyer purchases Lots pursuant to this Agreement), Seller shall not materially modify the HOA Documents without Buyer’s prior written approval. Buyer and Seller shall make reasonable efforts to cooperate in making any amendments to the HOA Documents that otherwise become necessary in connection with the development of the Property. This paragraph shall survive closing.

7.2 HOA Common Areas. At or prior to the Closing or at such other times as mutually agreed by Buyer and Seller and/or required by the applicable Governmental Authorities, the areas depicted on the Final Plat for such Section and/or set forth in the Declaration as an area to be owned and maintained by the Association as common area (the “Common Areas”) will be conveyed to the Association.

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7.3 Approval of Home Plans. Within fifteen (15) days after the Effective Date, Buyer shall deliver to Seller Buyer’s home architectural plans for review and approval by the proper architectural review body under the Declaration. Within fifteen (15) days after Seller’s receipt of the plans, Seller shall notify Buyer whether such plans have been approved or advise Buyer with reasonable specificity of any objections and proposed revisions to the plans that would cause such plans to be approved. The plans to be submitted by Buyer will be a master set of plans covering the different homes that Buyer intends to construct on the Lots and that, upon approval of those plans in accordance with this section, Buyer shall not be required to resubmit a particular approved plan prior to the time that a home substantially conforming to such plan is to be constructed. If Seller fails to notify Buyer within such fifteen (15) day period or if the plans are not approved, Buyer shall have the right to either proceed with the purchase of the Lots as set forth herein, or to terminate this Agreement at any time before approval of such rejected plans, in which event the Earnest Money shall be immediately returned to Buyer, and neither Party shall thereafter have any further obligations to the other hereunder. Seller shall use its good faith, diligent efforts to cooperate in all respects with Buyer, in Buyer’s efforts to obtain prior to the expiration of the Inspection Period the approval of the plans by any person, entity or Governmental Authority whose approval, other than Seller, is required.

8. BUYER’S OPERATIONS.

8.1 Signage. After the Completion Date of the Alset Villas Lots, Seller grants to Buyer the right, at Buyer’s sole cost and expense, to place and maintain 1 or more sign(s) to advertise homes to be constructed on the applicable Lots by Century Communities (the “Sign(s)”) on any Lot(s) that has not yet been purchased by Buyer; provided that the Sign(s) complies with the Declaration and all standards and specifications of the applicable Governmental Authorities. In addition, on or prior to the Closing Date Seller agrees to include advertising for homes to be built by Century Communities on all signs existing within the Subdivision which advertise builders within the Subdivision. In the event Buyer terminates this Agreement or otherwise does not close on the acquisition of the Property, Buyer shall, at its sole cost and expense, within ten (10) days of such termination remove any Signs from the Property and restore any disturbance to the Property caused by Buyer’s installation or removal.

8.2 Construction and Sales Trailers. After expiration of the Inspection Period, Buyer shall have the right and license to place 1 construction trailer or temporary building (“Construction Trailer”), 1 sales trailer or temporary building (“Sales Trailer”), and a parking lot to serve the Sales Trailer at a location in the Subdivision which shall be reasonably agreed upon by Seller and Buyer prior to the expiration of the Inspection Period. Buyer shall obtain any necessary permits and comply with all applicable laws of the applicable Governmental Authorities governing the use of the Construction Trailer, Sales Trailer and/or parking lot. Buyer shall not allow any lien or encumbrance relating to Buyer’s use or improvement to attach to any property which Buyer has not purchased. Buyer agrees to hold Seller harmless from and indemnify Seller against any and all claims, damages and liability occasioned by or resulting from Buyer’s use of or activities on any such Lot. If this Agreement is terminated, Buyer, at Buyer’s expense, shall remove the improvements installed by Buyer within ninety (90) days after such termination in such a manner and to such extent that the applicable property shall be returned to substantially the same condition as existed prior to improvement by Buyer. At Seller’s request the parties shall enter into a separate license agreement on a reasonable form mutually agreeable to the parties for Buyer’s placement of a Contraction Trailer or Sales Trailer on Seller’s property.

8.3 Maintenance of Lots. Buyer agrees to mow and maintain all Lots purchased by Buyer in a neat and clean condition and the requirements of the Declaration.

9. DEVELOPMENT PLANS.

9.1 Site Plan and Recorded Plat.

i. Site Plan. Unless already provided to Buyer under Section 5.1 of this Agreement, within five (5) business days after the Effective Date, Seller shall deliver to Buyer, for Buyer’s review, comment, and approval Seller’s proposed site plan of the Property (the “Site Plan”), which Site Plan shall show the configuration of the Lots, streets, parks, amenity centers, common areas and other significant features.

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ii. Preliminary Plat. Unless already provided to Buyer under Section 5.1 of this Agreement, prior to submittal to the applicable Governmental Authorities, Seller shall deliver to Buyer, for Buyer’s review, comment, and approval, Seller’s proposed preliminary plat (the “Preliminary Plat”) for each Section of Lots, which Preliminary Plat shall be consistent with the Site Plan except for such changes as are required by Governmental Authorities (subject to the terms of this Section 9) or have been approved by Buyer in writing.

iii. Final Plat. Unless already provided to Buyer under Section 5.1 of this Agreement, prior to submittal to the applicable Governmental Authorities, Seller shall deliver to Buyer, for Buyer’s review, comment, and approval, a proposed final plat for each Section of Lots (the “Final Plat”), which Final Plat shall be consistent with the Preliminary Plat approved or deemed to be approved by Buyer, except for such changes as are required by Governmental Authorities (subject to the terms of this Section 9) or have been approved by Buyer in writing. Buyer shall have no right to object to any matters on the Final Plat that were depicted on and consistent with the Preliminary Plat, but Buyer may object to matters that were not on the Preliminary Plat and/or matters that were on the Preliminary Plat but omitted from the Final Plat.

9.2 Construction Plans. Unless already provided to Buyer under Section 5.1 of this Agreement, prior to submittal to the applicable Governmental Authorities, Seller shall deliver to Buyer, for Buyer’s review, comment, and approval, Seller’s proposed construction and engineering plans for each Section, including without limitation, its plans for paving, grading, drainage, water, sewer and other public improvements (collectively, the “Construction Plans”), all of which plans shall be consistent with the Final Plat approved by Buyer pursuant to this Section 9. The Construction Plans shall include, without limitation, the following:

i. Subdivision Hardscape and Landscape Plans. Seller’s proposed hardscape and landscape plans for the Section of Lots (the “Hardscape and Landscape Plans”), which plans shall include without limitation Seller’s plans and design specifications for common area, open spaces, signage and entry feature monumentation for such Section.

ii. Amenity Center Plans. Seller’s proposed plans and design specifications for the amenities, if any, located within the Section of Lots (the “Amenity Plans”). The amenity center for the Subdivision will consist generally of a playground, pavilion, splash pad and walking trails and will be completed (the playground, pavilion and splash pad will not be within Alset Villas) and will have been conveyed to the Association prior to the Closing Date.

iii. Lot Grading Plans. Seller’s proposed lot grading plan for the Section (the “Lot Grading Plans”), which must satisfy the lot grading and other requirements set forth in the Development Scope and Specifications (as hereinafter defined).

iv. Lot Utility Layout. Seller’s or the applicable utility provider’s proposed plans for the location of telephone, cable television and electrical utilities on the Lots (the “Lot Utility Layout”). Seller will cause the telephone, cable television and electrical utilities on each Lot to be installed consistent with the Lot Utility Layout approved by Buyer and Seller pursuant to this Section 9.

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9.3 Development Plans. The term “Development Plans” as used herein means the Site Plan, Preliminary Plat, Final Plat, Construction Plans, Subdivision Hardscape and Landscape Plans, Amenity Plans, Lot Grading Plans, and Lot Utility Layout, in the forms approved by Buyer and Seller in accordance with this Agreement and approved by the applicable Governmental Authorities. All Development Plans for the Sections shall be prepared in accordance with the development specifications attached hereto as Exhibit B-1 (the “Development Scope and Specifications”) and all Governmental Requirements. Seller shall be responsible for all costs and expenses related to the preparation and submission of the Development Plans. The “Development Plans” shall include all obligations and requirements applicable to the Section contained within any instrument disclosed by the Title Commitment or Survey.

9.4 Review and Approval of Development Plans. When Seller delivers any of the Development Plans as provided above, Seller shall deliver such Development Plan to Buyer in electronic CAD files (not “pdf” format), together with full-size printed copies of the Development Plan. Within the later of five (5) business days after Buyer’s receipt of any of the Development Plans or 15 days after the Effective Date of this Agreement, Buyer shall notify Seller of any requested changes or modifications to same. If Buyer fails to so notify Seller within the specified period, Buyer shall be deemed to have approved the respective Development Plan; provided, however, Buyer shall not have the right to object to an item on a Development Plan that was previously approved by Buyer on a prior Development Plan or that is required by a Governmental Authority. If Buyer and Seller fail to reach an agreement on such Development Plan within ten (10) business days after Buyer’s notice to Seller, Buyer may terminate this Agreement, whereupon the Earnest Money (or uncredited portion), less the Independent Consideration, shall be returned to Buyer and thereafter neither party shall have any further obligation hereunder, except as specifically set forth in this Agreement. After Buyer and Seller have approved such plans, Seller shall submit the approved Development Plans to the applicable Governmental Authorities for approval. Buyer’s approval of the Development Plans shall not constitute a waiver of any non-compliance with the Development Scope and Specifications unless Seller discloses in writing such non-compliance with specificity and Buyer approves the applicable Development Plan.

Seller represents and warrants that Seller has submitted the Development Plans for each Section, except for Final Plat, Hardscape and Landscape Plans, and Amenity Plans, to the applicable Governmental Authorities for approval and the Applicable Governmental Authorities have approved the same and the same have been provided to Buyer prior to the execution of this Contract for Buyer’s review and approval, which approval shall be deemed given by Buyer if Buyer delivers to Seller a Notice of Continuation as provided in this Agreement; provided, however, in the event a change to the Development Plans is required, after Seller has delivered the same to Buyer, Seller shall deliver the changed Development Plans to Buyer for Buyer’s review and approval pursuant to the terms of this Section 9.4 and Section 9.5, whether before or after the Inspection Period.

9.5 Changes to Development Plans. After Seller and Buyer have approved any of the Development Plans, Seller shall not make any material changes to such Development Plan without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer shall not have the right to object to any change to a Development Plan required by a Governmental Authority; provided, however, if the required change has a material adverse effect on Buyer’s ability to construct single-family homes on the Lots or Buyer’s projected costs or revenues associated with its planned homebuilding operations, and Seller cannot cure the same to Buyer’s satisfaction within sixty (60) days of Buyer’s objection to the same (and any applicable Closing Date shall be extended if necessary to accommodate such cure period), Buyer may terminate this Agreement and the Earnest Money (or uncredited portion), less the Independent Consideration, shall be returned to Buyer.

10. DEVELOPMENT.

10.1 Development Work. Seller, at Seller’s sole cost, shall fully complete the Development Work in a good and workmanlike manner and in accordance with this Agreement. As used herein, the “Development Work” means all work necessary to fully develop and improve the Subdivision (to the extent required to serve the Lots) and the Lots in accordance with the Development Plans, the Development Scope and Specifications and all Governmental Requirements, with the Lots being “finished” building sites ready for the immediate issuance of building permits (subject only to Buyer’s obligation to provide final grading of the Lots, Seller’s Post Completion Work and Buyer to make payment of building permit fees and the submittal of the applicable building permit application and related documents) and, upon completion of construction of the residential dwellings, issuance of certificates of occupancy and consummation of closings of the Lots and residential dwellings.

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10.2 Development Schedule; Completion. Seller shall perform the Development Work in accordance with the schedule (the “Development Schedule”) attached hereto as Exhibit B-2. Seller shall meet on a regular basis (at least every 2 weeks) with Buyer to update Buyer regarding the status of the Development Work. Seller shall notify Buyer in writing when Seller has completed the Development Work for Alset Villas in accordance with this Agreement (“Seller’s Completion Notice”) and shall then deliver to Buyer each of the items listed on Exhibit C attached hereto (the “Completion Documents”) to the extent such items have not previously been delivered to Buyer. Seller’s Completion Notice shall be deemed Seller’s certification to Buyer that all Development Work for the applicable Section has been completed except for the Post Completion Work.

10.3 Inspection by Buyer; Completion Date. Within five (5) business days after receipt of Seller’s Completion Notice and the Completion Documents for the Alset Villas Lots, Buyer shall review same, inspect the Lots and Section, and conduct such other investigations as it deems appropriate to confirm that all Development Work for such applicable Section has been completed as provided in this Agreement (except the Post Completion Work). If Buyer confirms that Seller has delivered the Completion Documents and the Development Work is complete for such applicable Section (except the Post Completion Work), or if Buyer fails to deliver written notice to Seller of any deficiencies in the Development Work for such Section during such five (5) business day period, the Development Work for such Section shall be deemed to have been completed and the “Completion Date” for such Section shall be deemed to have occurred on the expiration date of Buyer’s five (5) business day inspection period for such Section. If Seller has not delivered all of the Completion Documents or Buyer’s inspection reveals that the Development Work (except the Post Completion Work) is not complete as provided in this Agreement, then, within such five (5) business day period, Buyer shall deliver written notice to Seller stating with reasonable specificity the nature of the deficiencies. Seller shall then promptly correct, at its sole cost and expense, such deficiencies, and the notification and inspection procedures set forth above shall be repeated until Seller has delivered each of the Completion Documents and the Development Work (except the Post Completion Work) is complete for such Section. If Buyer delivers written notice to Seller stating that Seller has not delivered all of the Completion Documents or that the Development Work (except the Post Completion Work) is not complete as provided in this Agreement, then the “Completion Date” shall be deemed to have occurred on the date that Buyer and Seller have reasonably agreed that Seller has corrected or fulfilled all deficiencies. At Buyer’s option, the inspection and Completion Date procedures set forth in this Section 10.3 shall also apply to each applicable takedown of Lots under this Agreement. Buyer shall also have the right to re-inspect the applicable Lots for each takedown before each Closing (even if inspected previously) and Seller shall cure any then-existing deficiencies and, at Buyer’s option, the applicable Closing Date shall reasonably be extended as reasonably necessary for such purposes.

If a dispute arises between Seller and Buyer relating to any deficiencies in the Development Work, then Buyer’s project engineer and Seller’s project engineer shall, within ten (10) days of such dispute, select a disinterested third party civil engineer to inspect the deficiencies. The determination made by the third-party civil engineer shall be binding upon both Parties. Development Work determined to be deficient and not in conformance with this Agreement by the third-party civil engineer shall be corrected by Seller within twenty (20) days, if reasonably practicable to do so, of receipt of the third-party engineer’s report. The third-party civil engineer shall then certify that any deficiency has been corrected and is in conformance with this Agreement. The costs of the third-party engineer shall be shared equally by both Parties.

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Notwithstanding anything contained herein to the contrary and notwithstanding the fact that inspections and investigations could have been or were performed by or on behalf of Buyer or that the Completion Date was agreed to or deemed to have occurred, Buyer will rely on Seller’s and Seller’s engineer’s agreements and certifications and the documentation provided by Seller to establish the completion of and compliance with the Development Work, and Buyer shall not be required to independently verify same or detect latent or inherent conditions or defects in the Lots or the Sections or the development of either. Accordingly, Seller will not be relieved from its obligations to complete the Development Work, and, whether a failure to do so is detected before or after a Closing, Seller will be required to remedy any such failure.

10.4 Force Majeure. If Seller shall be delayed in the completion of the Development Work as a result of strikes, lock-outs, shortages of labor, fuel or materials, acts of God, fire or other casualty, or other cause reasonably beyond the control of Seller, the period for completion of the Development Work shall be extended by the number of days equivalent to the number of days of such delay, provided Seller gives Buyer written notice of such delay within ten (10) business days after the event causing the delay.

10.5 Failure to Timely Complete Development Work. If Seller has not completed the Development Work in accordance with the Development Schedule then Buyer shall have the rights and remedies set forth in this Agreement.

10.6 Defective Development Work. If at any time (before or after Closing) Buyer reasonably determines that any portion of the Development Work has not been completed properly in accordance with this Agreement or if Seller fails to complete any work to any portion of the Subdivision that results in Buyer being unable to obtain a certificate of occupancy for, or consummate a closing of, any dwelling Buyer constructs on a Lot as determined by any Governmental Authority (“Defective Work”), Buyer may notify Seller in writing of such Defective Work. Seller shall then correct such Defective Work within ten (10) days after Buyer’s notice (or if the Defective Work is of a nature that it reasonably requires more than ten (10) days to cure, then such longer period of time as may be reasonably required up to 90 days provided Seller commences to cure such Defective Work within ten (10) days after Buyer’s notice thereof and continues its cure with diligence until completion). If Seller fails to correct the Defective Work within such cure period, then Buyer may elect to correct any Defective Work. Seller shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer to cure such Defective Work within thirty (30) days after receiving Buyer’s invoice therefor and documentation of costs incurred. Any such reimbursement due Buyer and not paid by Seller within such thirty (30) day period shall accrue interest at the rate of 15% per annum (not to exceed the maximum rate permitted by law) from the expiration of such thirty (30) day period until paid. In addition to Buyer’s rights and remedies set forth in Section 16, Buyer shall have the right to apply the amount of any such outstanding reimbursement, plus accrued interest, as a credit against the Purchase Price of the next and subsequent Lots to be purchased hereunder.

10.7 Damage to Development Work. Buyer agrees to indemnify and hold Seller harmless from and against any and all damage to Seller’s Development Work caused by Buyer, or Buyer’s agents, employees, contractors, invitees, or other representatives. Seller agrees to indemnify and hold Buyer harmless from and against any and all damage to streets, roads, curbs, gutters, street lights and other improvements or infrastructure relating to the Lots purchased and acquired by Buyer, caused by Seller or Seller’s agents, employees, contractors, invitees, or other representatives. Each Party shall provide the other with written notice which states with specificity the nature of the damage. The responsible Party will either correct the damage within ten (10) business days or reimburse the other Party for the expenses incurred by the other Party to correct such damage within ten (10) business days after receipt of documentation evidencing such expenses.

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10.8 Storm Water and Erosion Control Requirements. With respect to the Sections and the Property, Seller shall comply with all Governmental Requirements relating to storm water and erosion control (“Storm Water Rules”), Seller’s plans for controlling storm water or erosion (“Storm Water Plans”), and all permits and authorizations required by the Storm Water Rules (“Storm Water Permits”). As soon as same are available, but in any event at least thirty (30) days prior to the Closing Date Seller shall deliver to Buyer Seller’s Storm Water Plans, Storm Water Permits, any notice received by Seller alleging a violation of the Storm Water Rules, and Seller’s storm water inspection records for the most recent thirty (30) day period for such Section. If requested by Buyer, Seller shall again provide this information prior to each Closing. Prior to each Closing of a Lot, Seller shall ensure that perimeter storm water and erosion control measures (BMPs) are installed on the Lot and in good condition (and the Lots have been “stabilized” as required by the Storm Water Rules) so as to protect the Lot from discharging sediment onto neighboring land and streets. Buyer shall prepare its own Storm Water Plans and, from and after each Closing of a Lot hereunder, shall obtain its own Storm Water Permits for such Lot and comply with its Storm Water Permits, its Storm Water Plans and all Storm Water Rules with respect to such Lot. Alternatively, Buyer may choose to become a co-permittee or secondary permittee on Seller’s Storm Water Permits for a purchased Lot, in which case, from and after each Closing of a Lot hereunder, Buyer shall comply with Seller’s Storm Water Plans and Storm Water Permits with respect to such Lot. Prior to and following each Closing, Seller shall maintain all Subdivision streets free from sediment and prevent sediment-laden runoff from adjacent land (excluding any sediment or sediment-laden runoff caused by the operations of Buyer or its contractors) from entering Lots purchased by Buyer.

10.10. Post Completion Work. Following the initial Closing of Lots in a Section, Seller shall complete the Development Work listed on Exhibit B-3 (“Post Completion Work”) for all the Lots in the applicable Section within the time period designated for each item.

This Section 10 shall survive Closing.

11. CONDITIONS TO CLOSING.

11.1 Conditions to Closing. The following conditions are precedent to Buyer’s obligation to proceed with the applicable Closing (collectively, the “Buyer’s Conditions Precedent”). If any of Buyer’s Conditions Precedent are not satisfied as and when described below then, unless the failure of such condition constitutes a Seller default, in which case the provisions of Section 16 shall control, Buyer may elect, by written notice to Seller, in Buyer’s sole and absolute discretion, either to (i) extend the Closing (and Outside Completion Date) from time to time until the Buyer’s Conditions Precedent are satisfied to Buyer’s satisfaction, (ii) waive that Buyer’s Condition Precedent and proceed to Closing with a reduction in the Purchase Price by an amount equal to the costs to be incurred by Buyer to perform the work for such Buyer’s Condition Precedent, or (iii) to terminate this Agreement, whereupon the Title Company shall immediately return to Buyer the Earnest Money previously deposited by Buyer, and, thereafter, the parties shall have no further rights or obligations under this Agreement, except for those that expressly survive the termination of this Agreement.

i. On or prior to the expiration of the Inspection Period, Buyer shall have obtained the written approval of the Buyer’s asset management committee, for Buyer’s continued performance of this Agreement. Buyer’s delivery of the properly executed Continuation Notice shall constitute satisfaction of this Buyer’s Condition Precedent. Any Amendments to this Agreement that occur after a properly executed Continuation Notice has been delivered as described herein must be ratified by one of the following individuals before the Amendment is effective and enforceable against Buyer: Liesel Cooper, Jarrett Coleman or Chad Botkin.

ii. The Final Plat approved by Buyer for the applicable Section of Lots shall have been recorded.

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iii. As of the applicable Closing Date, all of Seller’s representations and warranties set forth in this Agreement shall be true and correct.

iv. On or prior to the applicable Closing Date, Seller shall not be in default of, and shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller.

v. As more particularly provided in Section 14 below, as of the applicable Closing Date no moratorium prohibition restricting or precluding the issuance of building permits or certificates of occupancy shall have been enacted by the City or any other Governmental Authorities, unless the same has been waived by Buyer as a Buyer’s Condition Precedent as provided therein.

vi. As more particularly provided in Section 14 below, no casualty or other change in the Property has occurred and no condemnation action have been threatened, commenced or completed, unless the same has been waived by Buyer as a Buyer’s Condition Precedent as provided therein.

vii. Subject to the development of the Lots in accordance with this Agreement and any changes described in Section 14 below, the Property is substantially in the same condition that existed as of the expiration of the Inspection Period.

viii. On or prior to the applicable Closing Date, (i) good and indefeasible title to the Property can be conveyed by Seller, subject only to the Permitted Exceptions, as more specifically provided in Section 6 above, and (ii) the Title Company shall be irrevocably committed to issue to Buyer the Owner’s Title Policy for the Property to be conveyed at Closing as required under this Agreement.

ix. On or prior to the applicable Closing Date, Seller will have caused all tenants and occupants to vacate the Property and all leases and occupancy agreements shall be terminated.

x. The Completion Date for the applicable Lots being purchased has occurred.

xi. Seller will have developed all of the applicable Lots as “finished” Lots, as defined in Section 10.1 (subject only to Buyer’s obligation to provide final grading of the Lots and Seller’s Post Completion Work).

xii. Seller shall have met the Development Scope and Specifications requirements of Buyer per Exhibit B-1 except for the Post Completion Work, and delivered Seller’s Completion Documents per Exhibit C.

xiii. If not already annexed, the Lots for such Closing shall be annexed and made subject to the Declaration prior to the applicable Closing.

xiv. Approval of Buyer’s home architectural plans for the lots has been provided by the proper architectural review body pursuant to Section 7.3, provided that Buyer submits the Plans for approval by the deadline in Section 7.3.

If any of Buyer’s Conditions Precedent have not been satisfied by the Outside Completion Date, then Buyer shall have the right to (i) terminate this Agreement by written notice to Seller, whereupon the Earnest Money (or uncredited portion) shall be delivered to Buyer; (ii) waive in writing the unsatisfied condition(s) and proceed with the applicable Closing; or (iii) extend the Outside Completion Date for a maximum of 90 days or a later date approved by Seller. If any of the Buyer’s Conditions Precedent have not been satisfied by the date to which the Outside Completion Date is extended, then Buyer may exercise the rights set forth in clauses (i) or (ii) of the preceding sentence. The waiver of a Condition to Closing will not be deemed to be a waiver of any right to seek remedies as provided in this Agreement. If any of the Buyer’s Conditions Precedent have not been satisfied by the Outside Completion Date or by a scheduled Closing date or Seller is otherwise in default under this Agreement, then until all of the Buyer’s Conditions Precedent have been satisfied or Seller’s default cured, as applicable, or the condition or default waived by Buyer in writing, Buyer’s obligation to purchase Lots in accordance with the takedown requirements of Section 4.2 shall abate on any of the Lots that Closing is delayed.

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Additionally, before Buyer exercises its right to terminate under the first paragraph of Section 11.1 for failure of the Buyer’s Conditions Precedent, Buyer shall provide notice of termination to Seller and Seller shall have up to the earlier of (a) sixty (60) days after Buyer’s delivery of the notice of termination or (b) the Outside Completion Date, to cure such failure, and if such failure is not cured within such time period, such termination shall take effect upon the expiration of such time period, unless Buyer withdraws such termination notice in writing prior to the expiration of such cure period. Before Buyer can exercise its right to terminate under the first paragraph of Section 11.1 for failure of the Buyer’s Conditions Precedent listed in Section 11.1(xiii) Buyer shall provide notice of termination to Seller and Seller shall have up to the earlier of (a) thirty (30) days after Buyer’s delivery of the notice of termination or (b) the Outside Completion Date, to cure such failure, and if such failure is not cured within such time period, such termination shall take effect upon the expiration of such time period, unless Buyer withdraws such termination notice in writing prior to the expiration of such cure period.

12. CLOSING PROCEDURES. At Closing, unless otherwise specified below:

12.1. Closing. If not completed prior to the Closing Date Seller shall, prior to such Closing Date, execute and record (i) an HOA annexation instrument approved by Buyer and Seller with respect to the applicable Section and (ii) a deed conveying the Common Areas in the applicable Section, if any, to the Association (the “Common Area Deed”).

12.2. Deed. Seller shall execute, acknowledge and deliver to the Title Company the Deed, conveying to Buyer title to applicable Lots, subject only to the Permitted Exceptions, which Deed shall be recorded in the official records of the County (the “Records”).

12.3. Payment of Purchase Price. Buyer shall deliver to the Title Company the Purchase Price for the applicable Lots being purchased (as adjusted pursuant to this Agreement, including a credit for the applicable portion of the Earnest Money).

12.4. General Assignment. Seller shall execute and deliver to the Title Company the Assignment, conveying and assigning to Buyer all of Seller’s rights, title and interests in and to the applicable Lots that is not conveyed under the Deed.

12.5. Assignment of Stormwater Permit. Upon Buyer’s election, Seller shall execute an assignment of the Stormwater Permit for the applicable Section on a form acceptable to the applicable Governmental Authority.

12.6. Non-Foreign Affidavit. Seller shall execute and deliver to the Title Company an affidavit prepared by the Title Company stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986.

12.7. Authorization Documents. Seller and Buyer each shall deliver to the other Party and the Title Company evidence reasonably satisfactory to the other Party authorizing the execution, delivery and performance by it of this Agreement and the documents required to be delivered under this Agreement.

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12.8. Community Enhancement Fee. Buyer shall pay to Seller a Community Enhancement Fee equal to [***] per Lot purchased at the Closing.

12.9. Other Documents. Seller and Buyer shall each deliver to the other and/or to the Title Company each of the following items prepared by the Title Company: a settlement statement, affidavits as to mechanic’s liens, a transfer declaration and such other documents, agreements and certificates, either required by or otherwise not inconsistent with the provisions of this Agreement, as may be reasonably required or requested by the Title Company or the Parties pursuant to this Agreement or as may be necessary or customary to consummate the transactions contemplated in this Agreement and to issue the Owner’s Title Policy.

12.10. Owner’s Title Policy. The Title Company shall commit to deliver to Buyer the Owner’s Title Policy as provided for in Section 6 above.

12.11. Possession. Seller shall deliver to Buyer sole possession of the Lots purchased, subject only to the Permitted Exceptions.

12.12. Closing Costs and Adjustments. At Closing, the Parties, at their sole cost and expense, shall deliver to the Title Company the sums provided as follows, in immediately available funds:

i. Seller Costs. Seller shall pay: (A) the base premium for the Owner’s Title Policy for the Property, as provided in Section 6 above, (B) the recording and documentary fees due in connection with the release of any instruments or documents required to release or remove any encumbrances to title to the Property as required for Seller to convey title in the condition required in Section 4 above and for the Title Company to issue the Owner’s Title Policy as provided in this Agreement, (C) any documentary transfer taxes, (D) any personal property, sales and use tax with respect to the transaction contemplated by this Agreement, (E) all taxes and assessments, HOA fees and assessments and all similar fees, assessments and charges levied against the Lots being purchased for years prior to the year of the applicable Closing, including any penalties, fees, interest, redemption amounts, and similar amounts, and a pro-rata portion of the same for the year of the applicable Closing, (F) any rollback or similar taxes assessed as a result of this transfer, and (G) one-half of the escrow fee.

ii. Buyer Costs. Buyer shall pay (A) the recording fees for the Deed, (B) the cost of any premiums for extended coverage or endorsements to the Owner’s Title Policy requested by Buyer (and not a Seller obligation) pursuant to Section 6 above, (C) a pro-rata portion of all taxes and assessments, HOA fees and assessments and all similar fees, assessments and charges levied against the Lots being purchased for the year of the applicable Closing, and (D) one-half of the escrow fee.

iii. Current Taxes and Assessments. Taxes and assessments, HOA fees and assessments and all similar fees, assessments and charges levied against the Lots being purchased for the year of the applicable Closing shall be prorated and apportioned between Seller and Buyer as of 11:59 p.m. (Houston time) on the day before Closing, based upon the most recent assessment and mill levy and such prorations and assessments shall be deemed final, as between Seller and Buyer, as of the applicable Closing.

iv. Other Costs. All other Closing costs not expressly provided for in this Agreement shall be paid in accordance with the customs of the county in which the Property is located. Except as otherwise expressly provided in this Agreement, Seller and Buyer shall each pay its own fees and expenses incurred in the preparation and performance of this Agreement, including, without limitation, the performance by Seller and Buyer of their respective Closing obligations.

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13. REPRESENTATIONS AND WARRANTIES.

13.1. Seller. Seller hereby represents and warrants to Buyer that the following are true and correct as of the Effective Date and shall be true and correct at the time of Closing:

i. Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas, is in good standing and authorized to transact business in the State of Texas, and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder;

ii. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement have been duly and validly authorized by all necessary action on the part of Seller, the person signing below on behalf of Seller is duly authorized to execute this Agreement and to bind the Seller; and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms;

iii. There are no attachments, executions, or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other applicable debtor relief laws pending or, to Seller’s knowledge, threatened against Seller or the Property, and Seller has not filed, voluntarily or involuntarily, for bankruptcy relief within the last year under the laws of the United States Bankruptcy Code, nor has any petition for bankruptcy or receivership been filed against Seller within the last year;

iv. There are no currently ongoing or, to Seller’s knowledge, pending or threatened condemnation or similar proceedings affecting the Property, or any part thereof, and there are no currently ongoing or, to Seller’s knowledge, pending litigation or other legal or administrative claims affecting Seller and/or the Property, and Seller has not received notice of any of the foregoing.

v. To Seller’s knowledge, as of the Effective Date (except as expressly set forth in the Original Title Commitment or disclosed in the Existing Documents) and as of the applicable Closing Date (except as expressly set forth in the Permitted Exceptions): (A) There are no parties in possession of any portion of the Property including, but not limited to, as lessees, tenants at sufferance, or trespassers; (B) No party has been granted or obtained any license, lease, easement or other right relating to use or possession of the Property (except as noted in the Title Documents or as required to develop the Lots and to obtain Final Plat): (C) Other than Buyer hereunder, Seller has not granted any option, contract, or other agreement with respect to the purchase of, sale of, or any interest in or to the Property or any portion thereof or any interest therein, except for any backup offers permitted under this Agreement, if any, that are expressly subordinate to Buyer’s rights hereunder and which shall not be binding on Buyer or the Property following Closing; and (D) There are no other restrictions or burdens on the Property created by or under any agreement, instrument, judicial decree, court order or otherwise;

vi. Seller has not received notice of any default under any note, deed of trust or other agreement or instrument related to or encumbering the Property that has not been cured, and to Seller’s knowledge Seller is not in default under any note, deed of trust or other agreement or instrument related to or encumbering the Property;

vii. To Seller’s knowledge, except as set forth in the Existing Documents, (A) Seller has not been notified of any special assessments, levies or taxes imposed or to be imposed affecting the Property and is not aware of any action regarding the potential formation of any district or authority impugned to so assess a tax or levy; and (B) the Property has not been, and is not being, taxed under any agricultural or special use valuation;

viii. Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any Governmental Authorities, for which such violation has not been corrected in accordance with all applicable ordinances, regulations, laws and statutes, and to the best of Seller’s knowledge neither Seller nor the Property is in violation of any ordinance, regulation, law, or statute of any Governmental Authorities,

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ix. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated, and the compliance with terms of this Agreement will not conflict with or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, indenture, mortgage, loan agreement, or instrument to which Seller is a party or by which Seller or Seller’s property is bound, any applicable regulation or any judgment, order, or decree of any court having jurisdiction over Seller or Seller’s property;

x. To Seller’s knowledge, the Property contains no endangered species or endangered or protected habitats as defined by applicable state and federal laws;

xi. Except for Seller, and parties with rights expressly set forth in (1) the Original Title Commitment or disclosed in the Existing Documents (as of the Effective Date) or (2) the Permitted Exceptions (as of the applicable Closing Date), there are no parties with any interest whatsoever in the Property (marital, homestead, prescriptive or otherwise), and no other signatures are required to make this Agreement fully enforceable by Buyer against Seller;

xii. Except as disclosed in the Original Title Commitment or disclosed by Seller to Buyer in the Existing Documents or otherwise disclosed by Seller to Buyer in writing at least thirty (30) days prior to the expiration of the Inspection Period, Seller has made no commitments or representations to any Governmental Authorities or any adjoining or surrounding property owner, which would in any way be binding on Buyer or would interfere with Buyer’s ability to construct single family residences on the Property and no such commitment will be made prior to the applicable Closing;

xiii. Buyer, by virtue of the purchase of the Property will not be required to satisfy any obligation of Seller other than those expressly assumed by Buyer pursuant to this Agreement; and

xiv. To Seller’s knowledge, except as the same may be disclosed in the Existing Documents or in any environmental site assessment report obtained by Buyer during the Inspection Period in connection with its due diligence inspections of the Property, Seller has never used, generated, processed, stored, disposed of released, or discharged any Hazardous Substance on, under, about or in the vicinity of the Property or transported it to or from the Property; and no use by Seller or others has occurred which violates or has been alleged by any party to violate any applicable Environmental Law, and the Property is not on any “Superfund” list under any applicable Environmental Law, nor is it subject to any lien related to any environmental matter. As used in this Agreement, “Hazardous Material” shall mean, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” or “hazardous material” under the laws or regulations of the State of Texas, (ii) petroleum, (iii) asbestos, (iv) per- and polyfluoroalkyl substances (PFAS) which are a group of stable man-made chemicals that allow them to repel both water and oil including perfluorooctanoic acid (PFOA) and perfluorooctanesulfonic acid (PFOS), (v) designated as a hazardous waste pursuant to Section 411 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (vi) defined as hazardous waste pursuant to Section 1004 of the Federal Resource Conservation Recovery Act (42 U.S.C. § 1601 et seq.) (42 U.S.C. § 6903), and (vii) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response Compensation Liability Act (42 U.S.C. § 9601 et seq.) and all environmental laws under the State of Texas (collectively, “Environmental Laws”).

xv. At the Closing, all Development Plans for the applicable Section have been prepared in accordance with all Governmental Requirements and matters of record and have been approved by all applicable Governmental Authorities.

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xvi. At the Closing, Seller has completed the Development Work except for the Post Completion Work in accordance with the Development Plans and all Governmental Requirements and matters of record, and the Lots are “finished” building sites ready for the immediate issuance of building permits and the construction of residential dwellings (subject only to Buyer’s final grading of the Lots and payment of building permit fees and the submittal of the applicable building permit application and related documents) and, upon completion of construction of the residential dwellings, issuance of certificates of occupancy and consummation of closings of the Lots and residential dwellings.

If any of the Seller’s representations or warranties contained herein are untrue or incorrect, Seller shall at all times before the applicable Closing use Seller’s best efforts to take such necessary action to make such representations or warranties true and correct including, without limitation, the payment of money. The obligations of Buyer under this Agreement are contingent on the representations and warranties of Seller contained herein being true and correct. If any of the Seller’s representations or warranties contained herein are untrue or incorrect on the applicable Closing Date, subject to the cure provisions in Section 16.1. below, Buyer shall be entitled, in addition to its other remedies in Section 16, to terminate this Agreement by written notice to Seller on the applicable Closing Date, upon which termination the Earnest Money previously deposited by Buyer (or uncredited portion) shall be immediately returned to Buyer, and thereafter the Parties shall have no further rights or obligations under this Agreement, except to the extent the same survive termination hereof. Seller understands and acknowledges that Buyer is relying on the accuracy and completeness of the representations and warranties contained in this Agreement. In the event Seller has breached any representations and/or warranties arising from and/or related to this Agreement, Seller shall indemnify and hold Buyer, its successors and assigns harmless for, from and against all fines, penalties, losses, damages and liabilities, and other damages, costs and losses, including reasonable attorney’s fees, whether direct or indirect and in whole or in part arising out of or in any way attributable to such breach. Notwithstanding anything to the contrary contained herein, the representations and warranties arising from or related to this Agreement, shall be deemed remade as to the Property as of the applicable Closing, and such representations and warranties and the indemnification provisions contained herein shall survive the Closing for a period of one (1) year and shall not be merged therein. Representations made to “Seller’s knowledge” shall mean the actual knowledge of Charley MacKenzie, in his capacity with Seller and not in his individual capacity, based on all information in such individual’s possession, without further inquiry, and notwithstanding anything to the contrary set forth in this Agreement, such individual shall not have any personal liability with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate and incomplete.

13.2. Buyer. Buyer hereby represents and warrants to Seller that the following are true and correct as of the Effective Date and shall be true and correct at the time of Closing:

i. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Colorado, is in good standing and authorized to transact business in the State of Texas, and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder;

ii. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement have been duly and validly authorized by all necessary action on the part of Buyer; the person signing below on behalf of Buyer is duly authorized to execute this Agreement and to bind the Buyer; and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Seller in accordance with its terms; and

iii. There are no attachments, executions, or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other applicable debtor relief laws pending or, to Buyer’s knowledge, threatened against Buyer, and Buyer has not filed, voluntarily or involuntarily, for bankruptcy relief within the last year under the laws of the United States Bankruptcy Code, nor has any petition for bankruptcy or receivership been filed against Buyer within the last year.

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iv. Buyer is purchasing each Lot solely for the intended purpose of constructing a single family residence on the Lot to be offered for sale.

If any of the Buyer’s representations or warranties contained herein are untrue or incorrect, Buyer shall at all times before the applicable Closing use Buyer’s best efforts to take such necessary action to make such representations or warranties true and correct including, without limitation, the payment of money. The obligations of Seller under this Agreement are contingent on the representations and warranties of Buyer contained herein being true and correct. If any of the Buyer’s representations or warranties contained herein are untrue or incorrect on the applicable Closing Date, subject to the cure provisions in Section 16.1. below, Seller shall be entitled to terminate this Agreement by written notice to Buyer on the applicable Closing Date, upon which termination the uncredited portion of the Earnest Money previously deposited by Buyer shall be disbursed to Seller, and thereafter the Parties shall have no further rights or obligations under this Agreement, except to the extent the same survive termination hereof. Buyer understands and acknowledges that Seller is relying on the accuracy and completeness of the representations and warranties contained in this Agreement. Notwithstanding anything to the contrary contained herein, the representations and warranties of Buyer made hereunder shall be deemed remade as of the applicable Closing, and such representations and warranties shall survive the Closing for a period of one (1) year and shall not be merged therein. Representations made to “Buyer’s knowledge” shall mean the actual knowledge of Louis Trapolino in his capacity with Buyer and not in his individual capacity and such individual shall not have any personal liability, based on all information in such individual’s possession, without further inquiry.

14. PROPERTY ONGOING CONDITIONS.

14.1. Seller Actions. During the period between the Effective Date and the applicable Closing Date, Seller shall continue to operate the Property in a manner consistent with Seller’s current practices and, without limiting the generality of the foregoing, unless previously consented to by Buyer in writing, which consent may be withheld in Buyer’s sole discretion.

14.2. Agreements. Seller shall not, except as otherwise expressly permitted in and subject to the terms of this Agreement, (a) sell, convey, encumber or otherwise dispose of the Property or any interest therein, (b) enter into or modify or amend any contracts, leases or other agreements of any nature relating to any of the Property that will be binding on Buyer or any of the Property after the applicable Closing, including, but not limited to, the HOA Documents, (c) create, or vote in favor of the creation of, an assessment district which would serve the Property, and (d) agree in writing to any changes in the entitlements affecting any of the Property.

14.3. Legal Requirements. Seller shall continue to operate its business and the Property in accordance with requirements of law.

14.4. Waste. Seller shall maintain the Property, or cause the Property to be maintained, in substantially in the same condition it was in as of the expiration of the Inspection Period, and shall not commit or suffer to be committed any waste in or upon the Property.

14.5. Marketing. During the pendency of the transactions contemplated hereunder, Seller shall not engage in an active marketing for the sale of the Property to any person other than Buyer.

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If Seller breaches any of the provisions above, Buyer shall have all rights set forth in Section 16. In addition, Seller shall indemnify, defend and hold Buyer harmless for, from and against any and all claims, liability, loss, damage, cost and expense, including reasonable attorney’s fees, that may be incurred by or asserted against Buyer as a result of any (i) breach by Seller of this section, and/or (ii) any mechanic’s liens not appearing on the Original Title Commitment or the Closing Commitment that relate back to work performed on or with respect to the Property prior to the applicable Closing not caused by the actions of Buyer or those claiming by, through, or under Buyer, provided, however, that in the event a mechanic’s lien is so filed from and after the applicable Closing and Seller fails to cause it to be released or discharged by bonding before the earlier of foreclosure or within sixty (60) days after notice from Buyer, Buyer shall have the option of discharging or bonding any such lien, charge, order or encumbrance, and Seller shall reimburse Buyer for all costs, expenses and other sums of money in connection therewith with interest at the rate of eight percent (8%) per annum thereon promptly upon demand. The indemnification contained in this section shall survive the Closings or termination of this Agreement.

14.6 Change in Condition. The obligations of Buyer under this Agreement are expressly contingent upon there being no change after the expiration of the Inspection Period and prior to the applicable Closing, in the nature or condition of or circumstances affecting the Property (other than changes arising from the development of the Lots pursuant to the terms of this Agreement or related to governmental approvals) including, without limitation, any change in (i) the areas determined to be flood prone areas or designated wetland areas, if any; (ii) the availability of utilities; (iii) access; (iv) governmental zoning ordinances; (v) materially new costs or charges associated with governmental approvals for residential construction; or (vi) any new or changes to restrictions and requirements materially adversely affecting Buyer’s ability to construct residences, except as the same may be approved by Buyer. If any such change occurs prior to the applicable Closing, then Buyer may elect to terminate this Agreement by written notification to Seller at any time prior to or at the applicable Closing and, notwithstanding any other provisions of this Agreement to the contrary, the uncredited portion of the Earnest Money previously deposited by Buyer shall be immediately returned to Buyer and, thereafter, the Parties shall have no further rights or obligations under this Agreement, except for any that expressly survive the termination hereof; provided, however, prior to terminating the Contract under this Section 14.6, Buyer shall provide notice of termination to Seller and Seller shall have up to the earlier of (a) sixty (60) days after Buyer’s delivery of the notice of termination or (b) the Outside Completion Date, to cure such change (and the applicable Closing shall be extended, if necessary), and if such change is not cured to Buyer’s reasonable satisfaction within such time period, such termination shall take effect upon the expiration of such time period, unless Buyer withdraws such termination notice in writing prior to the expiration of such cure period. If, however, Buyer has such right but fails to timely terminate this Agreement as provided herein, Buyer will be deemed to have waived its right to terminate under this section and also waive the existence of such change as a Buyer’s Conditions Precedent as set forth above.

14.7 Moratorium. If the City, County or any other Governmental Authorities declares or effects any moratorium or limitation on the issuance of permits, utility service or other approvals, which moratorium or limitation is applicable to the Property or any portion thereof, and, as a result of such moratorium or limitation, the City, the County or any other Governmental Authorities will not issue permits, utility services or other approvals (collectively, a “Moratorium”), then, in such event, Buyer’s obligation to close hereunder shall abate during the pendency of the Moratorium. Upon the discontinuation of any such Moratorium, the Buyer’s obligation to close hereunder shall resume as of that date and continue as per the provisions of this Agreement, provided that the applicable Closing Date shall be adjusted by the number of days Buyer’s obligations were abated hereunder. If, however, such Moratorium shall last longer than ninety (90) days, either Seller or Buyer shall have the right, but not the obligation, to terminate this Agreement by giving written notice thereof to the other Party within one hundred twenty (120) days after the commencement of the Moratorium (the “Moratorium Termination Deadline”). In the event Seller or Buyer has the right, and timely elects to terminate this Agreement as provided herein, then this Agreement shall terminate on the earlier of the Moratorium Termination Deadline or the termination date set forth in the termination notice, and thereafter the uncredited portion of the Earnest Money previously deposited by Buyer shall be immediately refunded to Buyer, and the Parties shall have no further rights or obligations under this Agreement, except for any that expressly survive the termination hereof. If, however, Buyer has such right but fails to timely terminate this Agreement as provided herein, Buyer will be deemed to have waived its right to terminate under this section and also waive the existence of a Moratorium as a Buyer’s Conditions Precedent.

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14.8 Casualty. If the Property is damaged by fire, flood, earthquake, or other casualty between the Effective Date and the applicable Closing, this Agreement may be terminated at the option of Buyer exercised by written notice to Seller delivered no later than the later to occur of thirty (30) days after the occurrence of such casualty or the applicable Closing Date, in which event the uncredited portion of the Earnest Money previously deposited by Buyer shall be immediately returned to Buyer, and thereafter the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination. In the event, however, that Buyer fails to timely terminate this Agreement as provided herein or agrees in writing to proceed to Closing notwithstanding damage resulting from such casualty, then (A) the right to receive any insurance proceeds payable to Seller, and any insurance proceeds paid to Seller, by reason of such damage shall be assigned and paid to Buyer at Closing (with no adjustment in the Purchase Price) or, at Buyer’s election, Buyer shall receive a credit against the Purchase Price in the amount thereof, and (B) Buyer will be deemed to have waived the occurrence of such casualty as a Buyer’s Conditions Precedent.

14.9 Condemnation. If prior to the applicable Closing, any portion of the Property is taken by any entity by condemnation or with the power of eminent domain, or if the access thereto is reduced or restricted thereby (or is the subject of a pending taking which has not yet been consummated), Seller, upon receiving notice thereof, shall immediately notify Buyer of such fact. In such event, Buyer shall have the right, in Buyer’s sole discretion, to terminate this Agreement upon written notice to Seller and Title Company not later than seven (7) days after receipt of Seller’s notice thereof. If this Agreement is so terminated, the uncredited portion of the Earnest Money, whether deposited into escrow or released to Seller, shall be immediately returned to Buyer, and thereafter the Parties shall have no further rights or obligations under this Agreement, except for any that expressly survive the termination hereof. Alternatively, Buyer, in its sole discretion, may proceed to consummate the transaction, in which event, at the sole option of Buyer, either (a) Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, any and all awards made or to be made in connection with such condemnation or eminent domain, and the Parties shall proceed to the applicable Closing pursuant to the terms hereof, or (b) the Purchase Price shall be proportionately reduced in an amount equal to the portion of the Property taken as compared to the whole, with Seller being entitled to the entire award. In the event Buyer elects to proceed to consummate this transaction, Buyer will be deemed to have waived the occurrence of such condemnation as a Buyer’s Conditions Precedent under as set forth above.

15. NO REAL ESTATE BROKER. Buyer and Seller each hereby represent and warrant to the other that it has not dealt with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding made or alleged to have been made by Buyer or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding made or alleged to have been made by Seller or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. This provision shall survive termination or Closing(s) of this Agreement.

16. DEFAULT AND REMEDIES.

16.1 Notice and Right to Cure. Except as otherwise expressly provided herein, each Party shall be entitled to written notice of any default and prior to the exercise of any remedy provided herein, such defaulting Party shall have thirty (30) days from receipt of such notice to cure any non-monetary default and ten (10) days from receipt of such notice to cure any monetary default. Both Parties agree to cooperate with the other in any and all reasonable attempts by the defaulting Party to cure any default within the default cure period. Notwithstanding the foregoing to the contrary, the notice of default or cure period for the failure of a party to close the sale or purchase of Lots on a date specified for Closing shall be three (3) business days.

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16.2 Seller’s Failure to Close. Subject to the notice and cure provisions in Section 16.1. above, if Seller defaults in the performance of its obligation to close on the terms and conditions contained herein at or before Closing (each, a “Seller Closing Default”), Buyer shall have the right to elect as its sole remedies to either: (i) terminate this Agreement and receive immediate return of the uncredited portion of the Earnest Money previously deposited by Buyer; or (ii) maintain an action for specific performance provided, however, that if Buyer elects to pursue specific performance but such remedy is or becomes unavailable as a result of any action or inaction of Seller or any other Seller Parties occurring from and after the Effective Date and at any time thereafter during the effective period of this Agreement, then Buyer shall have the right to pursue a claim at law for actual damages. Buyer expressly waives all other rights or remedies for any Seller Closing Defaults. Upon termination of this Agreement pursuant to this paragraph, and the payment of all sums due hereunder, the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive termination.

16.3 Buyer’s Failure to Close. Subject to the notice and cure provisions in Section 16.1. above, if Buyer defaults in the performance of its obligations to close hereunder on the terms and conditions contained herein at or before Closing (each, a “Buyer Closing Default”), Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and immediately receive the Earnest Money previously deposited by Buyer as liquidated damages and in lieu of all other remedies for said default by Buyer. BUYER AND SELLER EACH AGREE THAT IN THE EVENT OF A BUYER CLOSING DEFAULT, THE DAMAGES TO SELLER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THEREFORE, IN THE EVENT OF SUCH A BUYER CLOSING DEFAULT, THE EARNEST MONEY PREVIOUSLY DEPOSITED BY BUYER SHALL SERVE AS LIQUIDATED DAMAGES FOR SUCH DEFAULT BY BUYER, AS A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER, INCLUDING COSTS OF NEGOTIATING AND DRAFTING THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER, OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION HEREWITH. DELIVERY TO AND RETENTION BY SELLER OF THE Earnest Money previously deposited by Buyer SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF SUCH A MATERIAL DEFAULT BY BUYER, AND SELLER WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST BUYER, INCLUDING WITHOUT LIMITATION, SPECIFIC PERFORMANCE. Upon termination of this Agreement pursuant to this paragraph, and release of the sums hereunder, the parties shall have no further rights or obligations under this Agreement, except for those that expressly survive termination.

16.4 All Other Defaults. Subject to the notice and cure provisions in Section 16.1. above, if either Party defaults in the performance of any of its obligations under this Agreement other than the obligations to close as set forth in Sections 16.2 and 16.3 above, the non-defaulting Party shall have such rights and remedies as are available at law or in equity, but in no event shall either Party recover damages other than actual damages for such default (including, without limitation, reasonable attorneys’ fees and costs), and each Party expressly waives its rights to receive consequential, incidental or punitive damages or damages for lost profits under this Agreement.

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16.5 No Limit on Indemnities. The provisions of this section shall not limit either Party’s express obligations to indemnify the other as set forth in other sections of this Agreement, provided, however, that in the event a Party seeks damages, it shall recover only actual damages (but not any consequential, incidental or punitive damages or damages for lost profits), and each Party expressly waives its rights to receive consequential, incidental or punitive damages or damages for lost profits under this Agreement.

16.6 Attorneys’ Fees. Should any legal action be brought in relation to this Agreement, including, without limitation, actions based on contract, tort or statute, the prevailing Party in such action shall be awarded all of the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such Party in connection with such action, including without limitation, any mediation, arbitration, appeal or other proceedings.

16.7 Survival. The provisions of this Section 16 shall survive the Closing, expiration, and termination of this Agreement.

17. NOTICES. Any notice or other communication to be given or served upon any party hereto in connection with this Agreement must be in writing and delivered to the party (i) in person, (ii) by overnight delivery service (including FedEx), (iii) by certified mail, return receipt requested, or (iv) electronic mail (e-mail). If such notice is given in person, such notice will be deemed to have been given when received. If such notice is sent by overnight delivery service, such notice is deemed received at the time of first attempted delivery of such notice. If such notice is sent by certified mail, such notice will be deemed received three (3) days after a certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mail. If such notice is given by electronic mail (e-mail), such notice will be deemed to have been given when sent, provided the sender does not receive a message of non-delivery. Any notice, however delivered, that is confirmed or acknowledged (excluding any automatically generated electronic acknowledgement) by a party below to have been received by such party is effective notice. Notices or other communication will be sent to the parties at the following addresses:

If to Seller:	[***]

With a copy to:	[***]

If to Buyer:	[***]

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With a copy to:	[***]

Title Company:	[***]

Any Party may change its address or telephone number for the purpose of this paragraph by giving written notice of such change to each of the other Parties in the manner herein provided. To be effective, such notice of change must expressly state that it is given for the purpose of changing the notice provisions of this Agreement.

18. MISCELLANEOUS.

18.1. Effective Date. This Agreement shall be deemed effective as of the date the Title Company executes the Acknowledgment attached to this Agreement, indicating its receipt of a fully-executed copy of this Agreement, and its agreement to disburse the Earnest Money deposited by Buyer in accordance with this Agreement (such date, the “Effective Date”).

18.2. Binding Agreement; Entire Agreement. The terms and conditions of this Agreement are binding on the Parties hereto and their executors, heirs, administrators, successors and assigns. This Agreement embodies the entire agreement between the Parties regarding the subject matter hereof, supersedes all prior negotiations, understandings and agreements, written and oral, and may not be varied except by a written agreement executed by Buyer and Seller.

18.3. Assignment. Buyer will have the right to assign this Agreement and its rights and obligations hereunder to any entity (i) directly or indirectly owned or controlled by Buyer, (ii) directly or indirectly controlling Buyer, (iii) directly or indirectly controlling, controlled by, or under common control with Buyer or Buyer’s members, or (iv) a third party who has entered into a land banking arrangement with Buyer pursuant to which Buyer has the right or option to purchase the Property from such third party, upon delivery of written notice to Seller, but without obtaining Seller’s prior consent. For any other assignment of Buyer, Buyer shall not have the right to assign this Agreement without Seller’s prior written consent. Seller shall have the right to collaterally assign this Agreement to secure financing but any other assignment by Seller shall require Buyer’s prior written consent.

18.4. Attorneys’ Fees. If any Party obtains a judgment against any other Party by reason of breach of this Agreement, the judgment shall award the recovery of attorney’s fees and costs to the Party obtaining such judgment. This provision shall survive termination of this Agreement.

18.5. Dates. If the final day of a period or a date of performance under this Agreement falls on a Saturday, Sunday or legal holiday, then the final day of any such period or any such date of performance will be deemed to fall on the next day which is not a Saturday, Sunday or legal holiday.

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18.6. Exhibits. All exhibits referred to herein and attached hereto are incorporated into this Agreement as though fully set forth herein. To the extent of any conflict between the provisions in any exhibit or addenda attached to this Agreement and the provisions in the body of this Agreement, the provisions in the body of this Agreement shall control.

18.7. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one agreement. An electronic transmission or a .PDF of an executed counterpart shall be deemed to be an original.

18.8. No Partnership. Nothing contained herein and no act by Buyer or Seller in the performance of, or in any way related to, this Agreement will be construed to create or evidence in any manner an employment, partnership, agency or joint venture relationship between the Parties hereto. Buyer and Seller agree that it is their mutual intention that the sole relationship created between them by this Agreement is that of vendor and buyer.

18.9. Obligations to Survive. All representations, warranties, obligations and other agreements shall survive Closing and the execution and delivery of a Deed and shall not be merged therein. With respect to a termination of this Agreement, all representations, warranties, obligations and other agreements shall not survive a termination, unless (i) otherwise provided herein, or (ii) a representation, warranty, obligation or other agreement herein is intended for the benefit of a Lot acquired by Buyer.

18.10. No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third person to any Party hereto or give any third person any right of subrogation or action over or against any Party to this Agreement.

18.11. No Waiver. No waiver by one Party of the other’s default, or any failure of one Party to exercise any right granted to the Party hereunder, will constitute a subsequent waiver of any default or right.

18.12. Time of the Essence. Time is of the essence in the performance of all obligations by Buyer and Seller under this Agreement. In computing any period of time herein, the date of the act or event from which the designated period of time begins to run shall not be included. As used herein, the term “business day” shall mean Monday through Friday, but excluding any state or federal legal or bank holiday

18.13. Headings. The headings contained in this Agreement are for reference purposes only and will not be considered in interpreting this Agreement.

18.14. Construction of Contract. All of the Parties to this Agreement participated freely in the negotiation and preparation hereof. Accordingly, this Agreement shall not be more strictly construed against any one of the Parties hereto.

18.15. Governmental Authorities. The term “Governmental Authority” or “Governmental Authorities,” as the case may be, means the federal government, the Federal Housing Administration (“FHA”), the Department of Veteran’s Affairs (“VA”), the Federal National Mortgage Association (“FNMA”) the state in which the Property is located, the County, the City, and any department, agency or instrumentality of any of them, and any board, authority, agency, district, utility provider, homeowners association or other organization, whether public or private, having jurisdiction over the Property or any portion thereof and whose approval is necessary for the development of the Property or the satisfaction of any of the conditions contained in this Agreement.

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18.16. Governmental Requirements. The term “Governmental Requirements” means all laws, rules, standards, specifications and requirements of all Governmental Authorities applicable to the development of the Subdivision or the Lots, including without limitation the FHA and VA standards and requirements for mortgage loans.

18.17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state in which the Property is located.

18.18. Term Equality. At all times after the Effective Date and through and until the earlier of (a) the termination of this Contract and (b) six (6) months respectively after Closing under this Contract, Seller shall not sell, convey, or enter into a contract with a third party to sell or convey any similar-sized residential lots within the Subdivision with price or terms less favorable to Seller than those offered to Buyer under this Agreement and if Seller breaches the foregoing, Seller shall notify Buyer, and Seller and Buyer, at Buyer’s option, shall enter into an amendment to this Agreement acceptable to Buyer, amending this Agreement so that this Agreement has as favorable of terms for the Buyer as Seller has offered to another builder in the Subdivision, including without limitation a reduction in the Purchase Price and if the same arises after the applicable Closing, Seller shall reimburse Buyer for the difference.

18.19. No Build for Rent Homes. Neither Buyer nor an affiliate of Buyer will construct a residence on a Lot and offer it for rent. In addition, unless otherwise approved by Seller (not to be unreasonably withheld), Buyer will not enter into a sales contract with any institutional entity investor that has notified Buyer that it intends to rent the residence purchased from Buyer and Buyer will not enter into a sales contract to sell more than four constructed residences to a single purchaser.

18.20. Notice to Purchasers of Real Property. In accordance with the requirement of Texas law, Seller gives the following notice to Purchaser:

“The real property, described below, that you are about to purchase is located in the Southeast Regional Management District formerly named Harris-Montgomery Counties Management District. The district has taxing authority separate from any other taxing authority, and may, subject to voter approval, issue an unlimited amount of bonds and levy an unlimited rate of tax in payment of such bonds. As of this date, the rate of taxes levied by the district on real property located in the district is $1.25 on each $100 of assessed valuation. The total amount of bonds, excluding refunding bonds and any bonds or any portion of bonds issued that are payable solely from revenues received or expected to be received under a contract with a governmental entity, approved by the voters and which have been or may, at this date, be issued is $200,000,000 for water, sanitary sewer and drainage and flood control purposes, $670,000,000 for roads, and $80,000,000 for park and recreational facilities and the aggregate initial principal amounts of all bonds issued for one or more of the specified facilities of the district and payable in whole or in part from property taxes is $_________.

The district has the authority to adopt and impose a standby fee on property in the district that has water, sanitary sewer, or drainage facilities and services available but not connected and which does not have a house, building, or other improvement located thereon and does not substantially utilize the utility capacity available to the property. The district may exercise the authority without holding an election on the matter. As of this date, the most recent amount of the standby fee is $N/A because the District has not elected to impose a standby fee. An unpaid standby fee is a personal obligation of the person that owned the property at the time of imposition and is secured by a lien on the property. Any person may request a certificate from the district stating the amount, if any, of unpaid standby fees on a tract of property in the district.

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The district is located in whole or in part within the extra-territorial jurisdiction of the Cities of Houston, Tomball, Conroe and Cut and Shoot, Texas. By law, a district located within the extra-territorial jurisdiction of a municipality may be annexed if the municipality complies with the procedures and requirements of Chapter 43, Texas Local Government Code, as amended.

The purpose of this district is to provide water, sewer, drainage, or flood control facilities and services and roads and parks within the district through the issuance of bonds payable in whole or in part from property taxes. The cost of these facilities is not included in the purchase price of your property, and these utility facilities are owned or to be owned by the district. The legal description of the property you are acquiring is as follows: See Exhibit A attached hereto and made a part hereof.”

At the Closing, Seller and Purchaser will execute a Notice to Buyer instrument in the form required by law.

18.21. Seller’s Retention Option. Seller and Buyer have agreed that Seller shall have the right and option to retain up to twenty five percent (25%), rounded to the nearest whole number if necessary, of the Lots (the “Retained Lots”). The Retained Lots must be contiguous and shall be designated by Seller prior to the expiration of the Inspection Period. If Seller elects to retain Lots, the parties hereto shall amend this Agreement prior to the expiration of the Inspection Period to identify the Retained Lots. The Retained Lots shall reduce the number of Lots to be purchased by Buyer at the Closing. After the Closing, Seller and Buyer may, without obligation, attempt to negotiate a contract on terms acceptable by the parties wherein Buyer constructs homes for Seller on the Retained Lots actually retained by Seller and not conveyed to Buyer herein. To the extent Seller timely exercises its option to retain all or a portion of the Lots, Seller shall immediately cause the Title Company to reimburse to Buyer [***] of Earnest Money per Retained Lot that Seller timely elects to retain, which shall be refundable to Buyer under all circumstances after such election and Seller shall have no right after such election to such portion of Earnest Money under this Agreement. This right and option to retain all or a portion of the Lots shall terminate if Seller fails to timely exercise the same as required herein.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have executed this Contract for Purchase and Sale and Escrow Instructions, effective as of the Effective Date.

SELLER:

ALSET EHOME INC.,

a Delaware corporation

By:
Name:
Title:

Date: _______________________, 2023

BUYER:

Century Land Holdings of Texas, LLC

a Colorado limited liability company

By:
Name:
Title:

Date: ______________________, 2023

ACKNOWLEDGEMENT OF THE TITLE COMPANY

The undersigned Title Company hereby acknowledges receipt of counterparts of this Agreement duly executed by Seller and Buyer. In addition, the undersigned Title Company has read and agrees to be bound by the provisions of this Agreement with respect to the disbursement of the Earnest Money.

First American Title Company

By:
Dated:	Name:
Title:

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EXHIBIT A

THE LAND / SUBDIVISION / LOTS

EXHIBIT B-1

DEVELOPMENT SCOPE AND SPECIFICATIONS

EXHIBIT B-2

DEVELOPMENT SCHEDULE

EXHIBIT B-3

POST COMPLETION WORK

EXHIBIT C

COMPLETION DOCUMENTS

EXHIBIT D

FORM OF SPECIAL WARRANTY DEED

SPECIAL WARRANTY DEED

EXHIBIT E

FORM OF GENERAL ASSIGNMENT AND BILL OF SALE

GENERAL ASSIGNMENT AND BILL OF SALE